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                                   Exhibit 21

                   Kellstrom Industries, Inc. and subsidiaries

                         Subsidiaries of the Registrant

The following list sets forth the subsidiaries of the Company:


Kellstrom Industries, Inc.
Aero Support Holdings, Inc.


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